EXHIBIT 5.1


January 25, 2005

RTG Ventures, Inc.
Attention: Linda Perry
c/o Barrington J. Fludgate
185 Madison Avenue, 10th Floor
New York, NY 10016


Gentlemen:

         We have examined the registration statement on Form S-8 of RTG Ventures, Inc., a Florida corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of the Company's common stock, no par value per share (the "Common Stock"), under the Modified Retainer Agreement with Gottbetter & Partners, LLP dated January 24, 2005 (the "Retainer"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Retainer.

         We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Retainer, will be legally and validly issued, fully-paid and non- assessable.

         We consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to us in the registration statement and any amendments thereto.

Very truly yours,

GOTTBETTER & PARTNERS, LLP

/s/ Gottbetter & Partners, LLP